Exhibit 4.12

ASSIGNMENT AGREEMENT

This Assignment Agreement (the “Agreement”) is made by and among Digerati Technologies Inc., a Nevada corporation (the “Company’), Jefferson Street Capital LLC, a New Jersey limited liability company (the “Assignor”), and Armada Investment Fund LLC, a Delaware limited liability company (“Assignee”), effective August 6, 2019 (the Assignor and the Assignee are sometimes referred to in this Agreement singly as a “Party” or collectively as the “Parties”).

WHEREAS, on January 24, 2019, the Company entered into a Securities Purchase Agreement (substantially in the form attached hereto as Exhibit A, the “Agreement”) with the Assignor, which provided for the issuance by the Company of a Convertible Promissory Note in the principal amount of $57,750.00 plus accrued interest for a purchase price of $50,000.00 (substantially in the form attached hereto as Exhibit B, the “Note”);

WHEREAS, the Assignor wishes to assign, sell, transfer and convey to the Assignee a portion of the Note, and the Assignee desires to purchase the Assignor’s rights in and to a portion of the Note in the principal amount of $25,000.00 (the “Assigned Amount”), in exchange for a one-time payment by the Assignee to the Assignor in the amount of $25,000.00;

WHEREAS, the above Recitals are incorporated into and made part of this Agreement and Parties intend to be bound by the terms of this Agreement; and

NOW, THEREFORE, in consideration of the premises, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.	Assignment of Note Owned by the Assignor. The Assignor hereby assigns the Assigned Amount due under the Note against payment of the Payment Amount (as defined below) (the “Assignment”), and the Assignee hereby accepts such Assignment, subject to payment therefore and the other terms and conditions of this Agreement.

1.1	In connection with the Assignment, the Assignor shall assign, convey, transfer and sell to the Assignee a portion of the Note equal to the Assigned Amount, and the Assignee shall pay to the Assignor $25,000.00 (the “Payment Amount”).

1.2	The payments shall be made by bank transfer pursuant to the written instructions of the Assignor to the Assignee, a copy of which is attached hereto as Exhibit C. The Assignor shall provide to the Assignee written or electronic proof of each such payment in a form reasonably acceptable to the Assignee within three (3) business days of such payment.

1.3	Upon payment of the Payment Amount, the Assignee shall assume all of the Assignor’s rights and benefits in respect of the Note in an amount equal to the Assigned Amount evidenced by the Note and shall assume all of the Assignor’s duties and obligations thereunder.

2.	Representations and Warranties of the Assignor.

2.1	The Assignor holds its right in the Assigned Amount free and clear of all mortgages, pledges, restrictions, liens, charges, encumbrances, security interests, obligations or other claims.

2.2	The Assignor has all requisite power and authority to enter into and perform this Agreement and to consummate the Assignment contemplated pursuant to the terms of this Agreement. Upon execution and delivery hereof, this Agreement shall be a legal, valid, and binding agreement of the Assignor, enforceable against the Assignor in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights and by general principles of equity.

2.3	There are no claims, actions, suits, or proceedings pending or threatened against the Assignor, which, if determined adversely to the Assignor, would materially and adversely affect the Assignor’s ability to perform its obligations under this Agreement.

2.4	No consent, approval, or agreement of any individual or entity is required to be obtained by the Assignor in connection with the execution and performance by the Assignor of this Agreement or the execution and performance by the Assignor of any agreements, instruments, or other obligations entered into in connection with this Agreement.

2.5	The Assignor has taken no action, and has no knowledge of any action that would give rise to any claim by any person for brokerage commissions, finder’s fees, or similar payments relating to this Agreement or the transactions contemplated hereby.

2.6	The Assignor is not, and for a period of at least ninety (90) days prior to the date hereof has not been, the beneficial owner of more than 9.99% of the outstanding stock of the Company or an “Affiliate” of the Company, as that term is defined in Rule 144 of the Securities Act of 1933, as amended (the “1933 Act”).

3.	Representations and Warranties of the Assignee.

3.1	The Assignee understands that the Assignor is entering into this Agreement and effectuating the transactions set forth herein in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Assignor is relying in part upon the truth and accuracy of, and the Assignee’ compliance with, the representations, warranties, agreements, acknowledgments, and understandings of the Assignee set forth herein in order to determine the availability of such exemptions and the eligibility of the Assignor to complete the Assignment and to sell the Assigned Amount to the Assignee.

3.2	The Assignee has all requisite power and authority to enter into and perform this Agreement and to consummate the Assignment contemplated pursuant to the terms of this Agreement. Upon execution and delivery hereof, this Agreement shall be a legal, valid, and binding agreement of the Assignor, enforceable against the Assignee in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights and by general principles of equity.

3.3	There are no claims, actions, suits, or proceedings pending or threatened against the Assignee, which, if determined adversely to the Assignee, would materially and adversely affect the Assignee’s ability to perform its obligations under this Agreement.

3.4	No consent, approval, or agreement of any individual or entity is required to be obtained by the Assignee in connection with the execution and performance by the Assignee of this Agreement or the execution and performance by the Assignee of any agreements, instruments, or other obligations entered into in connection with this Agreement.

3.5	The Assignee has taken no action, and have no knowledge of any action taken by any other person and/or entity that would give rise to any claim by any person/entity for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.

3.6	The Assignee is not, and for a period of at least ninety (90) days prior to the date hereof have not been, an “Affiliate” of the Company, as that term is defined in Rule - 144 of the 1933 Act.

3.7	The Assignee is an “accredited investors” as that term is defined in Rule 501(a) of Regulation D of the 1933 Act. The Assignee can bear the economic risk of its investment in the Note the shares of Common Stock issuable upon conversion thereafter (the “Securities”), and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Securities.

3.8	The Assignee understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

3.9	The Assignee is purchasing the Securities for its own account, in the ordinary course of its business, for investment purposes only and not with a view to distribute towards, or for resale in connection with, the public sale or distribution of all or any part thereof except pursuant to sales registered or exempted under the 1933 Act; provided, however, nothing set forth in this Section 3.9 shall prohibit the Assignee from selling any portion or all of the Securities.

4.	Parties Bound. Each of the Assignor and the Assignee hereby accept the foregoing assignment and transfer and party promises to be bound by and upon all the covenants, agreements, terms, and conditions set forth therein.

5.	Benefit and Assignments. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that no party, except the Assignee, shall assign or transfer all or any portion of this Agreement without the prior written consent of the other party, and any such attempted assignment shall be null and void and of no force or effect.

6.	Jurisdiction and Venue. The Parties agree that this Agreement shall be construed solely in accordance with the laws of the State of Nevada, notwithstanding its choice or conflict of law principles, and any proceedings arising among the Parties in any matter pertaining or related to this Agreement shall, to the extent permitted by law, be heard solely in the State and/or Federal courts located in New York, New York.

7.	Headings. The paragraph headings of this Agreement are for convenience of reference only and do not form a part of the terms and conditions of this Agreement or give full notice thereof.

8.	Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.	Entire Agreement. This Agreement contains the entire understanding between the parties, no other representations, warranties or covenants having induced either party to execute this Agreement, and supersedes all prior or contemporaneous agreements with respect to the subject matter hereof. This Agreement may not be amended or modified in any manner except by a written agreement duly executed by the party to be charged, and any attempted amendment or modification to the contrary shall be null and void and of no force or effect.

10.	Counterparts. This Agreement may be executed in any number of counterparts by original, facsimile or email signature. All executed counterparts shall constitute one Agreement not withstanding that all signatories are not signatories to the original or the same counterpart. Facsimile and scanned signatures are considered original signatures.

11.	Modification. This Agreement may only be modified in a writing signed by all Parties.

12.	Hold Harmless. The Company hereby agrees to fully defend, indemnify and hold the Assignor and the Assignee harmless from any and all claims related to this Agreement.

[Signature page(s) follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

JEFFERSON STREET CAPITAL LLC

By:	/s/ Brian Goldberg
Name:	Brian Goldberg
Title:	Managing Member

ARMADA INVESTMENT FUND LLC

By:	/s/ Andrew R.Avitan
Name:	Andrew R.Avitan
Title:	Managing Partner

The Company hereby acknowledges and accepts the terms and conditions of the Assignment of the Note in an amount equal to the Assigned Amount. The Company acknowledges there are no defenses to payment of the Assigned Amount. The Company further acknowledges that the Assignee’s holding period of the Note tack for Rule 144 purposes, to January 24, 2019. The Company undertakes not to take any position in contradiction of the acknowledgement herein.

DIGERATI TECHNOLOGIES INC.

By:	/s/ Art Smith
Name:	Art Smith
Title:	Chief Executive Officer

5